Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13G with respect to the shares of common stock of Wejo Group Limited dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 26, 2021

VIRTUOSO SPONSOR LLC

By:	/s/ Jeffrey D. Warshaw
Name: Jeffrey D. Warshaw
Title: Managing Member

JEFFREY D. WARSHAW

/s/ Jeffrey D. Warshaw